Exhibit 4.2

No. 70                                                $50,000 USD



                      QUADRAX CORPORATION

              $3,600,000 8% Convertible Debenture


     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE " ACT") AND ARE BEING OFFERED AND SOLD ONLY TO ACCREDITED INVESTORS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISION OF THE ACT OR ARE EXEMPT FROM SUCH REGISTRATION.

     This Debenture is one of a duly authorized issue of Debentures of Quadrax Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "Issuer") designated as its Eight (8%) Percent
     Convertible Debenture due February 10, 1999, in an aggregate face amount not exceeding Three Million Six Hundred Thousand
     (USD$3,600,000) Dollars, issuable in Fifty Thousand
     ($50,000) Dollars principal amounts.

       For Value Received, the Issuer promises to pay to

                 BANCO COOPERATIVO COSTARRICENSE

     the registered holder hereof and its successors and assigns
     (the "Holder"), the principal sum of:

              Fifty Thousand United States Dollars,

     on February 10, 1999 (the "Maturity Date"), and to pay interest, as outlined below, at the rate of 8% per annum, on the principal sum outstanding from time to time for the term of the Debenture or until the Debenture is completely converted. The interest so payable will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Issuer regarding registration and transfers of the Debenture (the "Debenture Register"), provided, however, that the Issuer's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Subscription Agreement dated as of January 31, 1997 between the Issuer and Holder (the "Subscription Agreement"). Holder shall be entitled to receive interest, which shall accrue and be payable quarterly, in cash or the Issuer's common stock, $.000009 par value per share ("Common Stock"), at the option of the Board of Directors of the Issuer. The interest shall be

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     accrue on last day of each fiscal quarter of the Issuer
     (March 31, June 30, September 30 and December 31). If the Issuer exercises its option to pay a quarterly dividend in shares of Common Stock, the number of shares which Holder will receive shall be computed by dividing the interest due in such quarter by the closing bid price of a share of the Common Stock on the last day of the quarter in which the interest accrued. The Holder shall waive its right to receive such interest in the event this Debenture is converted to Common Stock during the six calendar months following the date of this Debenture. Accordingly, interest shall be held by the Issuer until six months following the date of this Debenture.

               The principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture register of the Issuer as designated in writing by the Holder hereof from time to time. The Issuer will pay the principal of and all accrued and unpaid interest due upon this Debenture on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder at the last address on the Debenture Register. The forwarding of such check shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on the Debenture to the extent of the sum represented by such check plus any amounts so deducted.

     The Debenture is subject to the following additional provisions:

               1.   The Debenture is exchangeable for like
     Debentures in equal aggregate principal amount of authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for such registration or transfer or exchange.

               2. The Issuer shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States Income Tax or other applicable laws at the time of such payments.

               3. This Debenture has been issued subject to investment representations of the original Holder hereof and may be transferred or exchanged in the US only in compliance with Securities Act of 1933, as amended (the "Act") and applicable state securities laws. Prior to the due presentment for such transfer of this Debenture, the Issuer and any agent of the Issuer may treat the person in whose name this Debenture is duly registered on the Issuer's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this debenture is overdue, and neither the Issuer nor any such agent shall be affected by notice to the contrary. The transferee shall be bound, as the original Holder by the same representations and terms described herein and under the Subscription Agreement.


               4.   Terms of Conversion.

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          (A)  Conversion Date.  The Holder is entitled, at its
     option, to convert the Debentures into shares of the Common Stock on the dates and in the amounts as follows:
     commencing on the 60th calendar day following the Original Issuance Date and continuing up to and including the 89th calendar day following the Original Issuance Date, the subscriber may convert up to one-third (1/3) of the Debentures held by the Holder on such date; commencing on the 90th calendar day following the Original Issuance Date and continuing up to and including the 119th calendar day following the Original Issuance Date, the Holder may convert up to an additional one-third (1/3) of the Debentures held by the Holder on such date (cumulatively with all shares previously converted); and commencing on the 120th calendar day following the Original Issuance Date and continuing thereafter, the Holder may convert up to 100% of the Debentures held by the Holder on such date.

          (B) Conversion Price. The Holder has the right to convert any Debentures he owns (except that upon any liquidation of the Issuer, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Debentures) into a number of shares of Common Stock equal to the Debenture Face Value multiplied by the number of Debentures to be converted divided by the "Conversion Price", which is defined as the lesser of

               1.   Floating Conversion Price.  80% of the
                    average closing bid price of the Common Stock (the "Average Closing Price"), as reported by the Nasdaq SmallCap Market or NASDAQ Electronic Bulletin Board during the period of five trading days immediately preceding the date of conversion (the "Conversion Date"), or

               2. Fixed Conversion Price. The market bid price of the Common Stock on the Original Issuance
                    Date.

          To illustrate, if the average closing bid price on the Conversion Date is $2.00 and one-half (1/2) of the Debentures are being converted, or 36 individual Debentures, the total face value for which would be $1,800,000, then the Conversion Price would be $1.60 per share of Common Stock ($2.00 x .80), assuming the market bid price on the Original Issuance Date was greater than $1.60, whereupon the face value of $1,800,000 of the Debentures would entitle the Holder thereof to convert such Debentures into 1,125,000 shares of Common Stock ($1,800,000 divided by $1.60 equals 1,125,000).

               (C) Maximum Conversion. The maximum number of shares of Common Stock that each Debenture can convert into is 125,000. Therefore, in the event the Holder delivers its Notice of Conversion to the Issuer, and such conversion would result in the issuance by the Issuer of a number of shares of Common Stock which would exceed 125,000 per Debenture (which would occur when the Conversion Price is less than $.40), then each Debenture to be converted will


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     convert into 125,000 shares of Common Stock.  The Issuer
     will then redeem the portion of each Debenture which is not convertible. The redeemable portion of each Debenture will be a percentage computed as follows:

          1. Divide the total Face Value (Debenture Face Value multiplied by number of Debentures to be converted) by the Conversion Price, which will yield the "Product".

          2. Multiply 125,000 by the number of Debentures to be converted, which will yield the "Maximum Factor".

          3. Divide Maximum Factor by the Product, which will yield the "Percentage Satisfied".

          4. 1 minus the Percentage Satisifed will yield the "Redeemable Percentage".

          The Holder shall receive the Redeemable Percentage multiplied by the total face value of the Debentures to be converted, plus all accrued but unpaid interest, within 60 days.

          In addition, Holder shall be paid interest at a rate yielding seven (7) percent per annum on the amount of cash due, which shall accrue from the date of Holder's Notice of Conversion.

          No fractional shares or script representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.

               5. No provision of this Debenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, and interest on this Debenture at the place, time, and rate, and in the coin or currency herein prescribed.

               6. The Issuer hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

               7.   The Issuer agrees to pay all costs and
     expenses, including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due or exercising the conversion rights under this Debenture.

               If one or more of the following described "Events of Default" shall occur,

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

          a. The Issuer shall default in the payment of principal or interest on this Debenture and continuance for thirty (30) days; or

          b. Any of the representations or warranties made by the Issuer herein, or in the Subscription
               Agreement shall have been incorrect in any material respect; or

          c. The Issuer shall fall to perform or observe any other material covenant, term, provision, condition, agreement or obligation of the Issuer under this Debenture and such failure shall continued uncured for a period of seven (7) days after notice from the Holder of such failure; or

          d. A trustee, liquidator or receiver shall be appointed for the Issuer or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

          e. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Issuer and shall not be dismissed within thirty (30) calendar days thereafter; or

          f. Bankruptcy reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief or debtors shall be instituted by or against the Issuer, and if instituted against the Issuer, Issuer shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

          g. The Issuer's Common Stock is delisted from trading on NASDAQ Small Cap Market unless it is thereupon admitted to trading on the NASDAQ National Market or a national stock exchange.

          Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed

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          to be a waiver of any subsequent default) at the option
          of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments to the contrary notwithstanding, and Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

               8. In case any provision of this Debenture is held in arbitration, as set forth in the Subscription Agreement, to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

               9. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Issuer and Holder with respect hereof. Neither this Debenture nor any terms hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Issuer and the Holder.

               10.  This Debenture shall be governed by and
     construed in accordance with the laws of the State of Rhode
     Island.

















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               IN WITNESS WHEREOF, the Issuer has caused this
     instrument to be duly executed by an officer thereunto duly authorized.


                                        QUADRAX CORPORATION



                                        By:
                                             Name:  James Palermo
                                             Title: President
                                             Date: February 10, 1997
                                             ("Original Issuance Date")














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